Exhibit 99.2

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	DSS, Inc	Sharing Services Global Corporation
	For the Nine Months Ended September 30, 2021	For the Six Months Ended September 30, 2021	Proforma Adjustment (Note 1)	Consolidated
Revenue:
Printed products	$10,652,000	$-	(151,509)	$10,500,491
Rental income	184,000	-		184,000
Direct marketing	2,382,000	21,084,827		23,466,827
Total revenue	13,218,000	21,084,827	(151,509)	34,151,318

Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	9,513,000	6,278,250	(151,509)	15,639,741
Selling, general and administrative (including stock based compensation)	17,621,000	20,213,352		37,834,352
Depreciation and amortization	2,075,000	228,294		2,303,294
Total costs and expenses	29,209,000	26,719,896	(151,509)	55,777,387
Operating loss	(15,991,000)	(5,635,069)	-	(21,626,069)

Other income (expense):
Interest income	3,130,000	-	(1,787,000)	1,343,000
Other income (expense)	575,000	(14,046)	(344,475)	216,479
Interest expense	(157,000)	(6,056,372)	1,671,419	(4,541,953)
Gain on extinguishment of debt	116,000	1,040,400		1,156,400
(Loss) gain on investment	(10,894,000)	2,114,970	6,410,318	(2,368,712)
Loss on equity method investment	(2,556,000)	-	2,556,000	-
Gain on employee warrants liability	-	1,781,100		1,781,100
Amortization of deferred financing costs and debt discount	-	-		-
(Loss) income from continuing operations before income taxes	(25,777,000)	(6,769,017)	8,506,262	(24,039,755)

Income tax benefit	4,315,000	506,245		4,821,245
(Loss) income from continuing operations	(21,462,000)	(6,262,772)	8,506,262	(19,218,510)
Income (loss) from discontinued operations, net of tax	2,129,000	-		2,129,000
Net (loss) income	(19,333,000)	(6,262,772)	8,506,262	(17,089,510)

Other Comprehensive Income, net of tax
Currency translation adjustments	-	23,973		23,973
Total other comprehensive income	-	23,973	-	23,973
Comprehensive earnings (loss)	(19,333,000)	(6,238,799)	8,506,262	(17,065,537)
Loss from continuing operations attributed to noncontrolling interest	336,000	-	-	336,000

Net (loss) income attributable to common stockholders	$(18,997,000)	$(6,262,772)	$8,506,262	$(16,753,510)

Note 1: Eliminate intercompany activity

Note 2: DSS, Inc. fiscal year end is December 31st , and Sharing Service Global Corporation fiscal year end is March 31st. DSS’s income statement covers the nine months ended September 30, 2021 while the SHRG income statement covers the six months ended September 30, 2021. As the difference in fiscal year ends do not differ by more that one fiscal quarted, the proforma condensed statements of operations are presented are in compliance with Rule 11-02(c).